Exhibit 99.1

News Release

For more information contact:
Michael G. Potter
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801 lscc@globalirpartners.com

LATTICE SEMICONDUCTOR RETURNS TO PROFITABILITY

IN FOURTH QUARTER 2009

HILLSBORO, OR – January 28, 2010 – Lattice Semiconductor (NASDAQ: LSCC) today announced financial results for the fourth quarter ended January 2, 2010.

For the fourth quarter, revenue was $55.1 million, an increase of 12.2% from the $49.1 million reported in the prior quarter, and an increase of 10.2% from the $50.0 million reported in the same quarter a year ago. FPGA revenue for the fourth quarter was $16.6 million, an increase of 9.5% from the $15.2 million reported in the prior quarter, and an increase of 16.2% from the $14.3 million reported in the same quarter a year ago. PLD revenue for the fourth quarter was $38.5 million, an increase of 13.4% from the $33.9 million reported in the prior quarter, and an increase of 7.9% from the $35.7 million reported in the same quarter a year ago.

For the fiscal year 2009, revenue was $194.4 million, a decrease of 12.5% from $222.3 million in fiscal year 2008. Revenue from FPGA products was $64.6 million, an increase of 11.6% from the $57.9 million reported in fiscal year 2008. Revenue from PLD products was $129.9 million, a decrease of 21.0% from the $164.4 million reported in fiscal year 2008.

Net income for the fourth quarter was $5.6 million ($0.05 per share), compared to a prior quarter net loss of $4.1 million ($0.04 per share) and a net loss of $14.4 million ($0.12 per share) reported in the same quarter a year ago. Non-GAAP net income for the fourth quarter of 2009 was $5.6 million ($0.05 per share) compared to non-GAAP net income of $0.5 million ($0.0 per share) for the third quarter of 2009 and non-GAAP net loss of $3.7 million ($0.03 per share) for the same quarter a year ago (see tables below).

Net loss for fiscal year 2009 was $7.0 million ($0.06 per share), compared to a net loss of $38.2 million ($0.33 per share) reported in fiscal year 2008. Non-GAAP net income for fiscal year 2009 was $1.2 million ($0.01 per share) compared to non-GAAP net income of $0.4 million ($0.0 per share) for fiscal year 2008 (see tables below).

Other income (expense), net, for the fourth quarter was income of $2.7 million compared to an expense of $0.5 million reported in the prior quarter and an expense of $7.6 million reported in the same quarter a year ago. Other income (expense) included a realized gain of $2.8 million in the fourth quarter of 2009 related to the sale of a portion of the Company’s auction rate security portfolio offset by an impairment charge of $0.3 million related to an other-than-temporary decline in fair value of auction rate securities. The third quarter of 2009 included an impairment charge of $1.1 million related to an other-than-temporary decline in fair value of auction rate securities. Other income (expense) for the fourth quarter of 2008 included an impairment charge of $8.0 million primarily related to an other-than-temporary decline in fair value of auction rate securities.

For the fiscal year 2009, Other income (expense), net, was income of $1.8 million compared to an expense of $17.8 million in fiscal year 2008. Fiscal year 2009 included a gain on the sale of auction rate securities of $3.0 million offset by an impairment charge of $2.6 million, related to an other-than-temporary decline in fair value of auction rate securities compared to a $20.9 million impairment charge, primarily related to an other-than-temporary decline in fair value of auction rate securities, in fiscal year 2008.

Bruno Guilmart, Lattice’s President and CEO, commented, “We ended 2009 on a positive note. We are particularly pleased that we have returned the Company to profitability. This was the direct result of our company-wide efforts to materially reduce our cost structure, to streamline our business and to refine our business focus to areas where we can grow and profitably compete. We are entering 2010 with a strong backlog and we believe our profitability is sustainable.”

“We are now on a broad based growth track, led by consistent new product momentum. We were particularly pleased by our revenue increase during the quarter, as this increase was achieved despite the previously disclosed expected reduction in revenue of approximately $2 million or 4% due to the final steps in the restructuring of certain of our distributors from a sell-in to a sell-through model. In addition, our inventory balance declined compared to the prior quarter and year ago period. Our MachXO products continue to gain wider market acceptance, with the fourth quarter marking another quarter of record revenue. Our power management products also delivered a record quarter. Overall, we benefitted from continued strength in Asia, a further recovery in our Japan business, and a further improvement in our U.S. business. Throughout 2009, we built on our already strong foundation in the communications market, and expanded into select computing and consumer markets. Our combination of high value and low power has led to design wins in smart phones and digital cameras – growth segments we have not traditionally served. Overall, we are positive about our business outlook based on our strong backlog, improvements in the semiconductor industry, and the considerable operational improvements we achieved in 2009, which we will benefit from in 2010.”

Michael G. Potter, Lattice’s Corporate Vice President and Chief Financial Officer, added, “The fourth quarter was another good quarter for us on a cash basis as we generated an additional $45.2 million of cash from operations, inclusive of a scheduled $30 million Fujitsu advance repayment, ending the quarter with a cash, cash equivalents and short-term marketable securities balance of $164.5 million. We have an additional balance of $11.5 million in advance credits (recorded in other current assets) with Fujitsu, which we expect to use over the next six months. We took out approximately $19 million in operating costs from our business in 2009, lowering our breakeven point to approximately $50 million in revenue per quarter. With most of our restructuring efforts, including the final phase of distributor and warehouse transitions to Asia concluded in the fourth quarter of fiscal year 2009, we now have considerable leverage in our business and can point the Company’s resources to growth initiatives. As we continue to increase our revenue, we will closely monitor our operating expenses. At the same time, we expect to return to a more usual historic level of R&D mask expenses, and commissions related to our higher sales level.”

Fourth Quarter Product Highlights:

•	Lattice products were announced as winners of multiple trade press awards around the world.

•	Electronic Products magazine (US) awarded the Lattice ECP3 high-value, low-power mid-range FPGA family “Digital IC – Product of the Year.”

•	The EDN Innovation Awards (China) recognized Lattice’s ProcessorPM power management device and the LatticeECP3 family as “Leading Products.”

•	Electronic Product Design magazine (UK) presented its “Environmental Design” award to the LatticeECP3 in recognition of its power and cost savings for customers.

•	Lattice delivered key solution building blocks for its focus markets and applications.

•

Lattice and partner Affarii Technologies Ltd. developed a complete 3G/4G-based Remote Radio Head (RRH) solution for wireless infrastructure customers. This is the first time a full RRH solution has been made available using low-power, low-cost FPGAs that allows low-power RRHs to be deployed without sacrificing flexibility or performance.

•

Lattice released a MachXO Control Development Kit as well as 12 new reference designs, ideal for prototyping system control functions, such as temperature and current monitoring, power supply sequencing, fan control and fault logging, that are commonly found in telecom infrastructure, server, industrial and medical applications.

•	Lattice products reached several key production milestones.

•

Lattice shipped its 25 millionth MachXO programmable logic device. The strong customer acceptance of MachXO PLDs confirms that Lattice is meeting its customers’ expectations for an easy-to-use, cost-effective, flexible and integrated solution that provides a compelling alternative to high risk ASICs and inflexible ASSPs. Since their introduction, MachXO PLD sales have ramped up quickly in a variety of end markets including communications, consumer, computing, industrial and medical.

•

The Lattice ECP3-150 FPGA, the highest-density device in Lattice’s ECP3 FPGA family, was fully qualified and released to volume production. With the production release of Lattice’s ECP3-150 device, customers can implement even more complex designs for wireless and wireline access and still benefit from the device’s low power and economy.

Business Outlook – First Quarter 2010:

•	Revenue is expected to increase 8% to 12% on a sequential basis.

•	Gross margin percentage is expected to be approximately 54% to 56% of revenue.

•	Total operating expenses are expected to be approximately $29.0 million.

•	We expect continued profitability in the first quarter.

•

The above First Quarter 2010 outlook is based on current views with respect to operating and market conditions, which are subject to change, and the absence of any significant impairment charges related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities.

Investor Conference Call / Webcast Details

Lattice Semiconductor will review detailed fourth quarter 2009 results on Thursday, January 28, 2010 at 5:00 p.m. EDT. The conference call-in number is 1-706-758-4489. A live webcast of the conference call will also be available on Lattice’s website at www.latticesemi.com. Our financial guidance will be limited to the comments on our public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. EDT on February 4, 2010, by telephone at 1-706-645-9291. To access the replay, use conference identification number 48008347. A webcast replay will also be available on Lattice’s investor relations website at www.latticesemi.com

Discussion of Non-GAAP Financial Measures:

Management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income (loss), which we refer to as non-GAAP net income (loss). This measure is generally based on the revenue from our products and the costs of those operations, such as cost of products sold, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income (loss) excludes amortization of intangible assets, stock-based compensation, impairment of auction rate securities (net of realized gain on sale of auction rate securities) and restructuring charges. Intangible assets relate to assets acquired through acquisitions and consist of technology purchased in connection with the acquisitions. Stock-based compensation charges include expense for items such as stock options and restricted stock units granted to employees and purchases under the employee stock purchase plan. Impairment of auction rate securities relates to an other-than-temporary decline in fair value of our auction rate securities that continue to experience unsuccessful auctions. Restructuring charges consist of expenses and subsequent adjustments incurred under corporate restructuring plans and include items such as severance costs, costs to vacate space under long-term lease arrangements, and other related expenses.

Non-GAAP net income (loss) is a supplemental measure of our performance that is not required by and not presented in accordance with GAAP. Moreover, it should not be considered as an alternative to net income (loss), operating income (loss) or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our net income (loss), which is our most directly comparable GAAP financial result. For more information, see the Consolidated Statements of Operations contained in this earnings release.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties, including statements relating to our business outlook, including those under the heading “Business Outlook – First Quarter 2010”; our belief that profitability is sustainable and will continue in the first quarter; our growth track and new products momentum; our being able to benefit in 2010 from expanding into new markets, strong backlog, improvements in the semiconductor industry and operational improvements; profitability that may result from reductions to our cost structure, streamlining our business and refining our business focus; our MachXO and power management products continuing to gain wider market acceptance; our expectation to use advance credits from Fujitsu; our returning to more usual historic level of R&D mask expenses and commissions related to higher sales level; leverage in our business and pointing our resources to growth initiatives; and breaking even at approximately $50 million. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statement.

We may be unable to sustain or capitalize on improvements to our cost structure or our streamlined business, or to realize continued results in new markets or with our MachXO or power management products. Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global macroeconomic conditions which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and the ability to supply products to customers in a timely manner. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly and test costs, variations in manufacturing yields, the failure to sustain operational improvements, the effects of transitioning certain distributors from the sell-to to the sell-through business model, and compensation charges due to stock price changes. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges, including without limitation, restructuring charges or any impairment charges related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities, could adversely affect our profitability during the quarter.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company’s ability to successfully transition certain of its distributors to a sell-through business model, the Company’s dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, the compromised liquidity of the Company’s auction rate securities, ability to improve customer service and reduce costs by moving our warehouse to Singapore, the effects of staff reductions, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor

Lattice is the source for innovative FPGA, PLD, programmable Power Management and Clock Management solutions. For more information, visit www.latticesemi.com

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), ispLEVER, LatticeECP3, LatticeXP2, sysDSP and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended			Year ended
	January 2, 2010	October 3, 2009	January 3, 2009	January 2, 2010	January 3, 2009
Revenue	$55,087	$49,097	$49,969	$194,420	$222,262

Costs and expenses:
Cost of products sold	24,627	22,478	25,627	90,077	102,831
Research and development	12,642	14,789	15,471	56,133	68,610
Selling, general and administrative	13,290	12,739	13,939	52,545	58,680
Amortization of intangible assets (1)	—	—	1,369	228	5,587
Restructuring (2)	1,185	2,544	259	3,689	6,789

	51,744	52,550	56,665	202,672	242,497

Income (loss) from operations	3,343	(3,453)	(6,696)	(8,252)	(20,235)

Other income (expense), net (3)	2,671	(536)	(7,605)	1,812	(17,791)

Income (loss) before provision for income taxes	6,014	(3,989)	(14,301)	(6,440)	(38,026)
Provision for income taxes	388	125	102	517	180

Net income (loss)	$5,626	$(4,114)	$(14,403)	$(6,957)	$(38,206)

Net income (loss) per share (4):
Basic and diluted	$0.05	$(0.04)	$(0.12)	$(0.06)	$(0.33)

Shares used in per share calculations:
Basic	115,443	115,321	115,456	115,384	115,291

Diluted	115,666	115,321	115,456	115,384	115,291

Notes:

(1)	Intangible assets subject to amortization relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 which became fully amortized during the first quarter of 2009.
(2)	Represents costs and adjustments incurred under the corporate restructuring plans. During the fourth quarter of fiscal 2009, the Company recorded a charge of $1.2 million, comprised primarily of severance and related costs of $1.0 million, of which $0.3 million was paid during the fourth quarter of fiscal 2009, and costs of $0.2 million related to vacated leased space in San Jose, California. During the third quarter of fiscal 2009, the Company recorded a net charge of $2.5 million, comprised primarily of severance and related costs and costs to vacate a portion of leased space in San Jose, California. During the fourth quarter of fiscal 2008, the Company recorded a charge of $0.3 million comprised primarily of costs to vacate a portion of leased space in Bethlehem, Pennsylvania. During fiscal 2008, the Company recorded a charge of $4.1 million related to the 2008 restructuring plan comprised primarily of severance and related costs, of which $3.8 million was paid during fiscal 2008. Also, during fiscal 2008, the Company recorded a charge of $2.7 million related to the 2007 restructuring plan comprised primarily of severance and related costs and costs to vacate leased space.
(3)	During the three months ended January 2, 2010, the three months ended October 3, 2009 and the three months ended January 3, 2009 the Company recognized an impairment charge related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities of $0.3 million, $1.1 million and $8.0 million, respectively. Also included for the three months ended January 2, 2010 was a realized gain of $2.8million on sale of auction rate securities and other investments. During the year ended January 2, 2010 and January 3, 2009 the Company recognized an impairment charge related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities of $2.6 million and $19.7 million, respectively, and an impairment charge related to an other-than-temporary decline in fair value of other investments of approximately $1.2 million. During the year ended January 2, 2010 the Company recognized a gain of $3.0 million on the sale of auction rate securities and other investments.
(4)	For the quarter ended January 2, 2010, the computation of diluted earnings per share includes the effects of stock options and restricted stock units as they are dilutive. For the quarters ended October 3, 2009, January 3, 2009 and the years ended January 2, 2010 and January 3, 2009, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are antidilutive.

Lattice Semiconductor Corporation

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)

(in thousands)

(unaudited)

	Three months ended			Year ended
	January 2, 2010	October 3, 2009	January 3, 2009	January 2, 2010	January 3, 2009
GAAP net income (loss)	$5,626	$(4,114)	$(14,403)	$(6,957)	$(38,206)
Reconciling items:
Amortization of intangible assets (1)	—	—	1,369	228	5,587
Stock-based compensation	1,213	1,013	1,165	4,576	5,322
(Gain) loss primarily related to sale or impairment of auction rate securities, net (2)	(2,462)	1,073	7,951	(358)	20,940
Restructuring (3)	1,185	2,544	259	3,689	6,789

Non-GAAP net income (loss)	$5,562	$516	$(3,659)	$1,178	$432

Reconciliation of GAAP Net Income (Loss) per Share to Non-GAAP Net Income (Loss) per Share (unaudited)

	Three months ended			Year ended
	January 2, 2010	October 3, 2009	January 3, 2009	January 2, 2010	January 3, 2009
Basic and Diluted:
GAAP net income (loss)	$0.05	$(0.04)	$(0.12)	$(0.06)	$(0.33)
Reconciling items:
Amortization of intangible assets (1)	—	—	0.01	0.00	0.05
Stock-based compensation	0.01	0.01	0.01	0.04	0.05
(Gain) loss primarily related to sale or impairment of auction rate securities, net (2)	(0.02)	0.01	0.07	(0.00)	0.18
Restructuring (3)	0.01	0.02	0.00	0.03	0.06

Non-GAAP net income (loss)	$0.05	$0.00	$(0.03)	$0.01	$0.00

Shares used in per share calculations (in thousands):
Basic	115,443	115,321	115,456	115,384	115,291

Diluted (4)	115,666	115,856	115,456	115,440	116,021

Notes:

(1)	Intangible assets subject to amortization relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 which became fully amortized during the first quarter of 2009.
(2)	During the three months ended January 2, 2010, the three months ended October 3, 2009 and the three months ended January 3, 2009 the Company recognized an impairment charge related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities of $0.3 million, $1.1 million and $8.0 million, respectively. Also included for the three months ended January 2, 2010 was a realized gain of $2.8 million on sale of auction rate securities and other investments. During the year ended January 2, 2010 and January 3, 2009 the Company recognized an impairment charge related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities of $2.6 million and $19.7 million, respectively, and an impairment charge related to an other-than-temporary decline in fair value of other investments of approximately $1.2 million. During the year ended January 2, 2010 the Company recognized a gain of $3.0 million on the sale of auction rate securities and other investments.
(3)	Represents costs and adjustments incurred under the corporate restructuring plans. During the fourth quarter of fiscal 2009, the Company recorded a charge of $1.2 million, comprised primarily of severance and related costs of $1.0 million, of which $0.3 million was paid during the fourth quarter of fiscal 2009, and costs of $0.2 million related to vacated leased space in San Jose, California. During the third quarter of fiscal 2009, the Company recorded a net charge of $2.5 million, comprised primarily of severance and related costs and costs to vacate a portion of leased space in San Jose, California. During the fourth quarter of fiscal 2008, the Company recorded a charge of $0.3 million comprised primarily of costs to vacate a portion of leased space in Bethlehem, Pennsylvania. During fiscal 2008, the Company recorded a charge of $4.1 million related to the 2008 restructuring plan comprised primarily of severance and related costs, of which $3.8 million was paid during fiscal 2008. Also, during fiscal 2008, the Company recorded a charge of $2.7 million related to the 2007 restructuring plan comprised primarily of severance and related costs and costs to vacate leased space.
(4)	For the three months ended January 2, 2010 and October 3, 2009 and the years ended January 2, 2010 and January 3, 2009, the computation of diluted earnings per share includes the effects of stock options and restricted stock units as they are dilutive. For the three months ended January 3, 2009, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and warrants, as they are antidilutive. There were no outstanding Convertible Notes during fiscal 2009.
(5)	Per share amounts may not add up due to rounding.

Lattice Semiconductor Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	January 2, 2010	January 3, 2009

Assets

Current assets:
Cash, cash equivalents and short-term marketable securities	$164,540	$65,909
Accounts receivable, net	33,551	26,404
Other receivable	—	60,000
Inventories	25,925	32,703
Other current assets	19,455	26,820

Total current assets	243,471	211,836

Property and equipment, net	36,507	40,307
Long-term marketable securities	12,939	19,485
Foundry advances and other assets	3,640	20,080
Intangible assets, net	—	228

	$296,557	$291,936

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and other accrued liabilities	$27,797	$23,640
Deferred income and allowances on sales to distributors	10,160	5,741

Total current liabilities	37,957	29,381

Other long-term liabilities	5,240	7,616

Total liabilities	43,197	36,997

Stockholders’ equity	253,360	254,939

	$296,557	$291,936

Lattice Semiconductor Corporation

– Supplemental Historical Financial Information –

	Q409	Q309	Q408
Operations Information
Percent of Revenue
Gross Margin	55.3%	54.2%	48.7%
R&D Expense	22.9%	30.1%	31.0%
SG&A Expense	24.1%	25.9%	27.9%

Depreciation Expense (in thousands)	2,484	2,554	3,308
Capital Expenditures (in thousands)	2,708	1,856	1,598

Balance Sheet Information
Current Ratio	6.4	6.9	7.2
A/R Days Revenue Outstanding	55	52	48
Inventory Months	3.2	3.6	3.8

Revenue% (by Product Family)
PLD	70%	69%	71%
FPGA	30%	31%	29%

Revenue% (by Product Classification)
New	46%	41%	33%
Mainstream	35%	38%	42%
Mature	19%	21%	25%

Revenue% (by Geography)
Asia	70%	68%	57%
Europe (incl. Africa)	15%	17%	21%
Americas	15%	15%	22%

Revenue% (by End Market)
Communications	51%	54%	54%
Industrial & Other	20%	17%	22%
Computing	17%	17%	11%
Consumer & Automotive	12%	12%	13%

Revenue% (by Channel)
Direct	54%	63%	68%
Distribution	46%	37%	32%

New: LatticeECP3, LatticeXP2, LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP, MachXO, Power Manager1/2, ispClock1/2, ispMACH 4000ZE

Mainstream: FPSC, ispXPLD, ispGDX2, ispMACH 4/LV, ispGDX/V, ispMACH 4000/Z, ispXPGA, Software and IP

Mature: ORCA 2, ORCA 3, ORCA 4, ispPAC, ispLSI 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-Volt CPLDs, all SPLDs